                                                                      EXHIBIT 99


DATE:  April 27, 1998         LIDAK PHARMACEUTICALS
                                  NEWS RELEASE

                                               CONTACT: Ann Shanahan-Walsh
                                                        Media Relations Director
                                                        LIDAK Pharmaceuticals
                                                        (619) 558-0364, ext. 366

                                                        Jeffery B. Weinress
                                                        Vice President/CFO
                                                        LIDAK Pharmaceuticals
RELEASE DATE:  IMMEDIATE                                (619) 558-0364, ext. 242


                 LIDAK PHARMACEUTICALS ANNOUNCES SECOND QUARTER
                       FISCAL YEAR 1998 FINANCIAL RESULTS

         LA JOLLA, CALIFORNIA - April 27, 1998 -- LIDAK Pharmaceuticals (NASDAQ
NM: LDAKA) reported its financial results for the second quarter of fiscal 1998 which ended March 31, 1998. The Company incurred a net loss of $2,075,987, or $0.05 per share during the second quarter of fiscal 1998, compared to a net loss of $3,864,396 or $0.11 per share during the second quarter of fiscal 1997. Revenues for the second quarter of fiscal 1998 were $132,372 compared with $262,984 in revenues for the second quarter of fiscal 1997.

         For the six months ended March 31, 1998, LIDAK reported a net loss of $3,417,033, or $0.09 per share, on revenues of $352,132. This compares to a net loss of $7,085,154 or $0.20 per share during the six months ended March 31, 1997 on revenues of $1,037,556.

         The decrease in net loss for the six months ended March 31, 1998 compared to the net loss for the six months ended March 31, 1997 is primarily the result of lower resesearch and development expenses due to the completion of the U.S. Phase 3 clinical trials of LIDAKOL that were on-going in the 1997 periods, and lower interest expense associated with decreased debt obligations in the 1998 period. Partially offsetting the overall decrease in net loss during the 1998 period were increased general and administrative expenses arising from legal and other fees related to the financing proposal presented by HealthMed, Inc. in January 1998.

         As of March 31, 1998, the Company had cash and cash equivalents totaling $10.7 million and a working capital balance of $9.4 million.

         LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders, allergic diseases and asthma, and cancer.

                             Financial Table follows

         The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development, clinical trials and litigation. Final decisions made by the FDA, other regulatory agencies and the courts are unpredictable and outside of the influence and/or control of the Company.

April 27, 1998
LIDAK PHARMACEUTICALS ANNOUNCES SECOND QUARTER FISCAL YEAR 1998 FINANCIAL
 RESULTS
PAGE 2



                              LIDAK PHARMACEUTICALS
                          SUMMARY FINANCIAL INFORMATION

                                       Three months ended                  Six months ended
                                           March 31,                           March 31,
                                 ------------------------------      ------------------------------
Statement of operations data:        1998              1997              1998              1997
-----------------------------    ------------      ------------      ------------      ------------
Revenues                         $    132,372      $    262,984      $    352,132      $  1,037,556

Net loss                         $ (2,075,987)     $ (3,864,396)     $ (3,417,033)     $ (7,085,154)

Net loss per share               $      (0.05)     $      (0.11)     $      (0.09)     $      (0.20)

Weighted average number of
   common shares outstanding       39,458,510        36,719,420        39,175,597        36,002,531



                                March 31,     September 30,
                                  1998            1997
                               -----------    -------------
Balance sheet data:
-------------------
Cash, cash equivalents and
   short term investments      $10,650,684     $14,428,834

Working capital                $ 9,424,907     $11,336,627

Total assets                   $12,008,083     $15,727,495

Total liabilities              $ 1,694,354     $ 3,433,569

Stockholders' equity           $10,313,729     $12,293,926



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